EXHIBIT 12.1

                  STATEMENT REGARDING COMPUTATION OF RATIOS

                       Ratio of Earnings to Fixed Charges

                                   Historical
                          (in thousands, except ratios)

                                               YEARS ENDED DECEMBER 31,

                         --------------------------------------------------------------------
                           SIX MONTHS
                          ENDED 6/30/06   2005      2004       2003       2002      2001
                         --------------------------------------------------------------------
Pre-tax income (loss)       $ 71,875   $ 91,135   $ 63,171   $ 30,053   $(91,590)   $ (4,136)
  from continuing
  operations  before
  loss from equity
  investees

Add:
  Fixed Charges                4,870      9,787      9,822      5,914        268         161

Less:
  Capitalized interest

                                  --         --          --         --        --          --

                         --------------------------------------------------------------------
   Income (loss) adjusted     76,745    100,922     72,993     35,967    (91,322)     (3,975)
                         ====================================================================

Fixed Charges:
    Interest expense           3,504      7,054      7,108      4,225         27          83
  Amortization of debt
   issuance costs and
   discounts on note
   obligation                  1,221      2,443      2,443      1,442         --          --

  Portion of rent
   representative of the
   interest factor               145        290        271        247        241          78
                         --------------------------------------------------------------------
            Fixed charges   $  4,870   $  9,787   $  9,822   $  5,914   $    268    $    161
                         ====================================================================
Deficiency of earnings
  available to cover
  fixed charges                   --         --         --         --   $(91,590)   $ (4,136)

Ratio of earnings to
  fixed charges                 15.8x      10.3x       7.4x       6.1x        --          --